Exhibit 99.1

INTRICON REPORTS 2016 THIRD-QUARTER RESULTS

Hearing Health Revenues Rise

ARDEN HILLS, Minn. — November 14, 2016 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its third quarter ended September 30, 2016.

Highlights:

  IntriCon’s value hearing health initiatives delivered year-over-year growth;
  The company made meaningful progress pursuing alternative distribution models and partnerships within the value hearing health market acquiring partial ownership of Hearing Help Express, with the option to acquire the remaining ownership; and,
  Sales to IntriCon’s largest medical customer are poised to rebound in the fourth quarter.

Financial Results

For the 2016 third quarter, the company reported net sales of $16.0 million, compared to $17.3 million in the prior-year period. IntriCon posted a net loss attributable to shareholders of ($1,304,000), or ($0.19) per share, versus net income attributable to shareholders of $628,000, or $0.10 per diluted share, for the 2015 third quarter.

“Third-quarter results reflect the continued timing shift in orders from our largest medical customer,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Despite this challenge, we were able to deliver year-over-year gains in hearing health and professional audio. And we anticipate medical revenues will begin to rebound in our fourth quarter.”

Gross profit margins were 22.9 percent compared to 26.7 percent in the prior-year third quarter. The decrease was primarily due to a less favorable sales mix and slightly lower revenue.

Operating expenses for the third-quarter were $4.7 million, compared to $3.9 million in the prior-year third quarter. The increase was largely due to the inclusion of PC Werth, acquired by IntriCon UK in November 2015. Sequentially, IntriCon decreased operating expenses $343,000, in response to temporarily lower revenue levels.

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IntriCon Corporation 2016 Third-Quarter Results

November 14, 2016

Business Update

Hearing health sales increased 7 percent from the prior-year third quarter, primarily stemming from contributions by PC Werth, acquired by IntriCon UK to build a hearing health platform in England. During the quarter, IntriCon experienced gains in value hearing aids, personal sound amplifier products (PSAP) and assisted listening devices. The company remains intently focused on opportunities in value hearing health versus the declining conventional channel.

“Within hearing health, there’s a groundswell building for fundamental change among regulators and consumers,” said Gorder. “As a company, we are steadfast in our commitment to overcome barriers to device access and spur development and innovation. This is why—despite lower revenue levels—we maintained our level of investment in mission critical ultra-low-power wireless and DSP technologies during the quarter. These technologies are required to support our emerging alternative channels and our goal of delivering superior outcomes-based, affordable hearing healthcare, by combining state-of-the-art devices and software technology at a much lower cost directly to consumers.”

The company is focused on driving growth and creating efficiencies in its current value-based hearing healthcare initiatives. Domestically, IntriCon continues its work with earVenture, a joint venture with the Academy of Doctors of Audiology (ADA). Over 450 ADA members have registered to join the earVenture program. earVenture is implementing sales and marketing efforts to convert those members into consistent customers, as well as soliciting non-registered ADA members to join.

In the United Kingdom, IntriCon has delivered initial devices to targeted National Health Service (NHS) clinics, with positive feedback. In addition, IntriCon currently working with the NHS for approval of a third device, the K940D, which will enhance IntriCon sales capabilities. The K940D, which is a traditional behind-the-ear device, is very appealing to the NHS because of its broad fitting range and advanced features. Approval of the K940D is anticipated in early 2017.

“With the ADA and NHS, our efforts have centered on educating the practitioner—an effort we believe will drive growth,” said Gorder. “Moreover, we made meaningful progress during the quarter pursuing alternative distribution models and partnerships within the value hearing health market. And as we announced today, we acquired partial ownership of Hearing Help Express, a direct-to-consumer hearing aid provider.”

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IntriCon Corporation 2016 Third-Quarter Results

November 14, 2016

Sales in IntriCon’s medical business decreased 17 percent in the 2016 third quarter, primarily driven by IntriCon’s largest customer, Medtronic. The lower sales to Medtronic were expected as they manage the transition of their recently FDA-approved MiniMed 630G system. IntriCon expects Medtronic sales to begin ramping up in the fourth quarter as they launch the MiniMed 630G system.

Long term, the company believes it’s well-positioned for growth with Medtronic. In addition to the MiniMed 630G system, IntriCon is also designed into the MiniMed 670G system which was also recently approved by the FDA, and is scheduled to be launched in the spring of 2017. “The MiniMed 670G is the world’s first hybrid closed loop insulin delivery system,” said Gorder, “and we are excited to be designed into and supporting such a revolutionary diabetes management system.”

Third-quarter 2016 professional audio communication sales rose by 13 percent from the prior-year period. IntriCon anticipates fourth quarter of 2016 revenue in this business to be flat with the prior-year comparable period.

As disclosed in the second quarter, given temporarily lower revenue levels, IntriCon has taken measured actions to reduce operating expenses. These reductions, while not impacting the company’s ability to execute strategic initiatives, should result in approximately $600,000 in annual savings—the majority of which will begin to be realized in the 2016 fourth quarter.

Looking Ahead

Concluded Gorder, “Although our third-quarter performance reflects a customer product transition outside of our control, this is not where we want it to be—or where we know we can be. We remain confident in the long-term prospects of our medical business and look forward to the expected fourth-quarter ramp of Medtronic’s sales. Equally important, we remain encouraged by our technology pipeline and the growing appetite for an alternative hearing health channel. Based on information currently available, we anticipate fourth-quarter net sales to increase approximately $1 million from the 2016 third quarter and near break-even from a profitability prospective, with notably stronger results in the first quarter of 2017.”

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IntriCon Corporation 2016 Third-Quarter Results

November 14, 2016

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Monday, November 14, 2016, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-715-1401 and provide the conference ID number 5036157 to the operator. To access the replay, dial 1-888-203-1112 and enter passcode 5036157.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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IntriCon Corporation 2016 Third-Quarter Results

November 14, 2016

INTRICON CORPORATION

Consolidated Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
			—
Sales, net	$16,012	$17,341	$51,246	$51,063
Cost of sales	12,347	12,706	38,597	37,515
Gross profit	3,665	4,635	12,649	13,548

Operating expenses:
Sales and marketing	1,082	854	3,478	2,739
General and administrative	2,250	1,708	6,649	5,150
Research and development	1,323	1,344	4,297	3,864
Restructuring charges	—	—	132	—
Total operating expenses	4,655	3,906	14,556	11,753
Operating income (loss)	(990)	729	(1,907)	1,795

Interest expense	(135)	(95)	(387)	(287)
Other income (expense)	(181)	(131)	(472)	17
Income (loss) before income taxes	(1,306)	503	(2,766)	1,525

Income tax expense (benefit)	33	(125)	119	107
Net income (loss)	(1,339)	628	(2,885)	1,418
Less: Loss allocated to non-controlling interest	(35)	—	(106)	—
Net income (loss) attributable to IntriCon shareholders	$(1,304)	$628	$(2,779)	$1,418

Net income (loss) per share attributable to IntriCon shareholders:
Basic	$(0.19)	$0.11	$(0.44)	$0.24
Diluted	(0.19)	0.10	(0.44)	0.23

Average shares outstanding:
Basic	6,796	5,943	6,287	5,873
Diluted	6,796	6,271	6,287	6,214

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IntriCon Corporation 2016 Third-Quarter Results

November 14, 2016

INTRICON CORPORATION

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Current assets:
Cash	$604	$369
Restricted cash	633	610
Accounts receivable, less allowance for doubtful accounts of $67 at September 30, 2016 and $135 at December 31, 2015	6,324	8,578
Inventories	13,329	14,472
Other current assets	638	860
Total current assets	21,528	24,889

Machinery and equipment	39,959	38,653
Less: Accumulated depreciation	33,103	31,911
Net machinery and equipment	6,856	6,742

Goodwill	9,551	9,551
Investment in partnerships	212	224
Other assets, net	1,161	480
Total assets	$39,308	$41,886

Current liabilities:
Current maturities of long-term debt	$2,002	$1,908
Accounts payable	5,966	7,785
Accrued salaries, wages and commissions	2,207	2,559
Deferred gain	—	55
Other accrued liabilities	725	1,279
Total current liabilities	10,900	13,586

Long-term debt, less current maturities	6,862	7,929
Other postretirement benefit obligations	508	542
Accrued pension liabilities	790	812
Other long-term liabilities	127	120
Total liabilities	19,187	22,989

Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 6,801 and 5,981 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	6,801	5,981
Additional paid-in capital	21,168	17,721
Accumulated deficit	(6,825)	(4,046)
Accumulated other comprehensive loss	(879)	(721)
Total shareholders' equity	20,265	18,935
Non-controlling interest	(144)	(38)
Total equity	20,121	18,897
Total liabilities and equity	$39,308	$41,886

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